Stockholm, Sweden, April 29, 2019 (NYSE: VNE and SSE: VNE-SDB)                     EXHIBIT 99.1
Financial Report January - March 2019

Financial Summary - Q1'19 • Consolidated Net Sales $494 million • Net Sales growth (17)%, Organic Sales[1] growth (12)% • Active Safety Net Sales growth (10)%, Organic Sales[1] growth (3)%
2019 Outlook
•
Light vehicle production decline low to mid single digits versus 2018
•
Organic Sales[1] decline in the mid single digits versus 2018
•
Currency translation impact on sales unchanged at ~(2)% versus 2018
•
Operating loss, cash flow weaker in H1'19, expected improvement in H2'19

Business Highlights
•
Veoneer Order Book at the beginning of 2019 was more than $19 billion as compared to approximately $16 billion one year earlier
•
Q1'19 Order Intake remains strong, LTM approximately $1.2 billion average annual sales with Active Safety at similar levels to 2018
•
Market adjustment initiatives are expected to deliver margin and cash flow improvements during the H2'19 and into 2020
•
The Company is considering alternatives for a capital markets raise of up to $500 million

Key Figures	Three Months Ended March 31					Last 12		Full Year
Dollars in millions, (except where specified)	2019		2018		Change	Months		2018
	$	%	$	%	$	$	%	$	%
Net Sales	494		594		(100)	2,128		2,228
Gross Profit / Margin	85	17.2%	112	18.8%	(27)	403	18.9%	430	19.3%
RD&E, net / % of Sales	(156)	(31.5)%	(106)	(17.9)%	(50)	(516)	(24.2)%	(466)	(20.9)%
Operating Loss / Margin	(128)	(25.9)%	(16)	(2.7)%	(112)	(308)	(14.5)%	(197)	(8.8)%
Operating Cash flow	(90)		(79)		(11)	(190)		(179)

Comments from Jan Carlson, Chairman, President and CEO
The future of transportation belongs to Collaborative Driving. We believe that in the not too distant future, the vast majority of all cars sold will be equipped with advanced driving assistance technology. We also believe that Veoneer, with our cutting-edge offering in a broad range of Active Safety products, will be one of the leaders in this emerging industry. However, the speed of this transition is proving more difficult to predict than earlier anticipated. We have to adjust our speed to changing road conditions.

At present, we see changes in the market. The first quarter was weaker than expected. Light vehicle production during the first quarter deteriorated beyond market expectations. In addition, Veoneer sales declined more than the light vehicle production primarily driven by our high-level content on premium car models in current deliveries. This vehicle segment saw a sharper production decline than the general market.

We currently see these trends continuing through 2019, primarily due to weak markets in China and Europe. We still expect the second half, mainly the fourth quarter, to be stronger than the first half of 2019. We now anticipate our organic sales will decline for the full year 2019 as compared to 2018. We experienced continued increasing RD&E costs during the quarter. This was mainly driven by the complexity of certain projects, change requests from our customers and high level of new hires.

At the same time, our order intake continues to be strong. Our strategically important Active Safety business specifically showed progress. While launch schedules into 2020 are mainly on track, we see some potential customer launch delays and lower production volumes than previously expected.

Developing cutting-edge technology for the next generation of automotive mobility requires resources, particularly in a situation when the order intake continues to be strong. In consideration of this and the changed market conditions, the company has decided to seek additional funding to help secure the continued development of our product portfolio.

Moving forward, we will continue our focus on growth and take firm internal actions to adjust to the market changes by:
○ increasing our efforts on the initiatives around investment priorities, as announced in the fourth quarter 2018 earnings report,
○ improving balance sheet and cash-flow efficiency, including restrictions on capital expenditures and focus on operating working capital,
○ undertaking several gross margin improvement initiatives,
○ maintaining RD&E costs relatively flat at a maximum of $600 million for the full year 2019,
○ enhancing efficiency and focus on winning orders within the product portfolio,
○ reviewing our brake control business, a process that is well under way, and
○ reviewing the focus of Zenuity, as the market opportunities move to Collaborative Driving and self-driving is pushed out in time.

Our belief is firm: The future belongs to Collaborative Driving. By Creating Trust in Mobility we believe we are well on our way to realizing the vision. Veoneer is built on close to 70 years of developing safety systems within Autoliv, a pioneer in automotive safety. A vital part of our heritage is our ability to patiently build profitable business models based on innovation.

As described above, we see deteriorating business conditions in the near term, including lower than expected light vehicle production. We also do not expect to see the effects of our efficiency and prioritization initiatives until the latter part of the year and into 2020. This situation, along with our capital needs for RD&E due to continued strong order intake, execution of current customer projects and the continued development of our product portfolio, has led the Company to consider alternatives for approaching the capital markets for a capital raise of up to $500 million.

We are fully committed to address the short-term challenges head on. We have a strong and dedicated management team, cutting edge technology, a talented work force, and a competitive product portfolio with an order book of more than $19 billion points toward a strengthened future market position. These building blocks will help establish Veoneer among the top companies in the development of Active Safety and Collaborative Driving.

An earnings conference call will be held today, April 29, 2019 at 14:00 CET. To follow the webcast or to obtain the phone number/pin code, please see www.veoneer.com. The slide deck will be available on our website prior to the earnings conference call. See also the Non-U.S. GAAP Financial Measures section on page 8 of this earnings release for further disclosures.
[1]For these non-U.S. GAAP financial measures, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section on page 8. See the Non-U.S. GAAP Financial Measures section for further discussion of the forward-looking organic sales non-U.S. GAAP financial measure.

1 (8)     29 April 2019

Financial Overview for the Quarter

Sales by Product
Consolidated Net Sales	Three Months Ended March 31				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019	2018	U.S. GAAP Reported		Currency		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%
Restraint Control Systems	215	268	(53)	(20)%	(11)	(4)%	(42)	(16)%
Active Safety	192	213	(21)	(10)%	(14)	(7)%	(7)	(3)%
Brake Systems	87	114	(26)	(23)%	(3)	(3)%	(23)	(20)%
Total	$494	$594	$(100)	(17)%	$(28)	(5)%	$(72)	(12)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Sales - Veoneer’s net sales for the quarter decreased by close to 17% to $494 million as compared to 2018. Organic sales[1] declined by approximately 12% while the combined currency translation effects were close to 5%. During the quarter, our organic sales developed below our internal expectations mainly due to lower light vehicle demand for our products primarily in Western Europe and North America.

Active Safety - Net sales for the quarter of $192 million, essentially at a similar level to the fourth quarter in 2018, decreased by 10% as compared to 2018. This decline was primarily driven by currency translation effects of 7% while organic sales[1] declined by 3%. The LVP in our major markets for Active Safety where we have a CPV on premium brands (Western Europe, North America, Japan and China) declined by approximately 8%.

According to IHS, the LVP decline of close to 7% for the quarter as compared to 2018 was mainly attributable to China and Western Europe. Sequentially the LVP decline of close to 5%, as compared to the fourth quarter in 2018, was mainly due to a decline of almost 18% in China.

Strong demand for mono/stereo vision and night vision systems and ADAS ECUs on several models drove an increase in organic sales which was more than offset by negative product and model mix and lower LVP with certain customers in Western Europe and North America.

Restraint Control Systems - Net sales for the quarter of $215 million decreased by 20% as compared to 2018. The organic sales[1] decline of 16% was mainly due to lower volume in China and Western Europe and the phase out of our products on certain vehicle models in most regions.

Brake Systems - Net sales of $87 million for the quarter decreased by approximately 23% as compared to 2018. This sales decline is mainly due to an organic sales[1] decline of close to 20%, primarily driven by lower volumes on certain Honda vehicle models in China and Japan.

Income Statement
Gross Profit - The gross profit for the quarter of $85 million was $27 million lower as compared to 2018. The negative volume and product mix effects that caused the lower organic sales was the main contributor to the gross profit decline. Net currency effects on the gross profit were close to $11 million negative for the quarter as compared to 2018, primarily due to a stronger US dollar.
Net Loss - The net loss for the quarter of $148 million increased by $111 million as compared to 2018.
Veoneer’s net loss from its equity method investment (Zenuity) increased slightly by $3 million to $17 million during the first quarter of 2019 as compared to 2018. This is mainly attributable to the hiring of software engineers over the last 12 months.

Operating Loss - This quarter represents the third quarter with a standalone cost structure for the company. The operating loss for the quarter of $128 million increased by $112 million as compared to 2018.
The increase in equity method investment loss was entirely offset by interest income net of $3 million, which was an increase as compared to 2018.
The RD&E increase of $50 million as compared to 2018 was mainly due to the ramp-up of engineering hiring during 2018 to support customer projects for future sales growth and current development programs.
Income tax expense for the quarter of $6 million was $1 million lower as compared to 2018. The tax result for the quarter includes approximately $3 million of discrete tax items.
The SG&A increase of $21 million was mostly related to the additional costs associated with being a standalone listed company and certain one-time professional services costs.	The non-controlling interest loss in the VNBS joint venture was $11 million as compared to $5 million in 2018, mainly due to the organic sales decline impact on earnings.
Other income was $15 million lower as compared to 2018 primarily due to the reversal of the MACOM earn-out provision in 2018. Net currency effects on the operating loss were close to $4 million unfavorable for the quarter as compared to 2018.

Loss per Share - The loss per share increased to $1.57 for the quarter as compared to a loss of $0.36 per share in 2018. This decline was essentially due to the increase in operating loss, as the share count remained virtually unchanged.

Cash Flow and Balance Sheet
Net cash used in operating activities - Net cash used in operating activities of $90 million during the quarter was $11 million higher as compared to 2018. The higher net loss was partially offset by the positive change in net working capital[1].

Net Working Capital[1] - The net working capital of $44 million remained relatively unchanged as compared to the fourth quarter in 2018. Net working capital benefited from the one-time accounting change related to operating leases of $13 million in the quarter.

Net cash used in investing activities - Net cash used in investing activities of $54 million during the quarter was $29 million higher as compared to 2018. The increase in capital expenditures of $28 million was the main driver in the change from last year.

Capital Expenditures - Capital expenditures of $59 million for the quarter increased by $28 million as compared to 2018 mainly due to increasing camera capacity. This expenditure level is approximately 12% of sales and we now expect approximately 10% for the full year 2019.

Cash and cash equivalents - Cash and cash equivalents of $715 million at the end of the quarter declined by $149 million, as compared to the prior quarter.	Shareholders Equity - Shareholders equity, including non-controlling interest, for the quarter of $1,768 million includes the cash liquidity provided from Autoliv immediately prior to the spin-off.

2 (8)     29 April 2019

Segment Overview for the Quarter

Electronics	Three Months Ended March 31						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	407		481		(74)	(15)%	(25)	(5)%	(49)	(10)%
Operating Loss / Margin	(90)	(22.1)%	(1)	(0.2)%	(89)
Segment EBITDA1 / Margin	(71)	(17.3)%	18	3.7%	(89)
Associates	7,716		6,077		1,639
1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Sales - The net sales in the Electronics segment decreased by $74 million to $407 million for the quarter as compared to 2018. This sales decline was mainly due to the organic sales[1] decline in Restraint Control Systems of $42 million and the currency translation effects of $25 million.

EBITDA - The EBITDA[1] for the Electronics segment decreased by $89 million to negative $71 million for the quarter as compared to 2018. This decline is mainly due to the increase in operating loss for the segment.
Associates - The number of associates in the Electronics segment increased by 1,639 to 7,716 as compared to 2018. This increase is primarily due to the hiring of approximately 1,300 engineers to support the strong order intake for future growth and the transfer of 200 associates from professional services.

Operating Loss - The operating loss for the Electronics segment of $90 million increased by $89 million for the quarter as compared to 2018 mainly due to the negative volume and product mix effects causing the lower organic sales in Restraint Control Systems and the increase in RD&E cost to support future organic sales growth and current development programs as well as the the reversal of the MACOM earn-out provision in 2018.

Deliveries - The quantities delivered in the quarter were 4.2 million units for Restraint Controls Systems and 2.4 million units for Active Safety.
Order Book - At the beginning of 2019 the Electronics segment order book represented approximately 80% of Veoneer's more than $19 billion order book and approximately 80% of the $16 billion the previous year.

Brake Systems	Three Months Ended March 31						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	87		114		(26)	(23)%	(3)	(3)%	(23)	(20)%
Operating Loss / Margin	(19)	(21.8)%	(8)	(6.8)%	(10)
Segment EBITDA1 / Margin	(10)	(11.6)%	1	1.3%	(11)
Associates	1,430		1,490		(60)

1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Sales - The net sales in the Brake Systems segment decreased by $26 million to $87 million for the quarter as compared to 2018. This sales decline was mainly attributable to lower delivery volumes on certain Honda vehicle models, particularly in China and Japan.

EBITDA - The EBITDA[1] for the Brake Systems segment decreased to negative $10 million as compared to $1 million in 2018. This decline was mainly due to the increase in underlying operating loss for the segment.

Operating Loss - The operating loss for the Brake Systems segment increased to $19 million from $8 million as compared to 2018 mainly due to the negative volume and product mix effects causing the lower organic sales and a slight increase in RD&E to support future organic sales growth.

Associates - The number of associates in the Brake Systems segment declined by 60 to 1,430 as compared to 2018 primarily due to direct and indirect labor reductions related to the Honda sales decline.
Deliveries - The quantity delivered during the quarter was 0.4 million units for Brake Systems.

Corporate and Other	Three Months Ended March 31
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported
	$	%	$	%	Chg. $	Chg.%
Net Sales	—		—		—
Operating Loss / Margin	(19)	—%	(7)	—%	(12)
EBITDA1 / Margin	(18)	—%	(7)	—%	(11)
Associates	46		—		46
1 Non-U.S. GAAP measure reconciliation for EBITDA

Operating Loss and EBITDA - The operating loss and EBITDA[1] for Corporate and other increased to $19 million and $18 million, respectively, from $7 million each as compared to 2018. This was mainly attributable to the additional SG&A costs associated with being a standalone listed company and certain one-time professional services.

Associates - The number of associates increased to 46 as compared to 2018 mainly due to the hiring of personnel for being a standalone listed company. The associates and financial figures are not comparable since the first half of 2018 financial results are based on carve-out basis accounting rules.

3 (8)     29 April 2019

Associates	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Total Associates	9,192	8,600	8,310	7,937	7,567
Whereof: Direct Manufacturing	2,110	2,083	2,186	2,229	2,199
R,D&E	5,192	4,676	4,327	3,959	3,703
Temporary	1,563	1,329	1,254	1,246	1,146

The number of associates increased to 9,192 from 8,600 in the previous quarter, mainly due to the hiring of close to 300 engineers and the transfer of approximately 200 data markers from professional services to RD&E temporaries to support our future sales growth and current development programs. Essentially all of the net increase in temporary associates was related to RD&E.

The change versus the same period in 2018 of 1,625 associates is primarily due to the hiring of approximately 1,300 engineers and 200 associate transfers from professional services, to support our strong order intake and our investment in engineering talent and resources to support our future growth opportunities. Temporary associates have increased more than 300 reflecting the uncertain macro situation.

2019 Outlook and Targets
The financial result for the first quarter of 2019 developed below expectations sequentially from the fourth quarter in 2018. Veoneer first quarter sales were approximately $25 million below our expectation at the beginning of the quarter. As a consequence, the operating loss was approximately $10 million higher than expected due to lower organic sales while overall RD&E, other costs and cash flow materialized essentially as we expected.

Looking ahead to the second quarter of 2019, our sales are expected to be slightly lower than the first quarter based on our customer call-offs. This is approximately $50 million lower than we assumed in our original outlook for 2019 announced in February. This, in combination with a higher level of RD&E costs, capital expenditures and Zenuity funding, is expected to result in a higher operating loss and use of cash than in the first quarter of 2019.

Sequentially, the second half of 2019 is still expected to improve in both sales and margins as well as cash flow from the first half of 2019. During the fourth quarter, we anticipate a return to organic sales growth, mainly due to new program launches and an expected improvement in the LVP.

To summarize our full year 2019 sales outlook update: organic sales are expected to decline in the mid-single digits versus 2018 while currency translation effects on sales are expected to decline by approximately 2%. We expect RD&E net to remain relatively flat at a maximum of $600 million for the full year 2019 and anticipate cost savings and cash flow improvements during the second half of 2019 generated from our market adjustment initiatives.

As a result of the market adjustment initiatives currently underway, the Company intends to revisit its short and long-term targets.

Other Topics and Events
Filings - Please refer to www.veoneer.com or to our Annual Report for definitions of terms used in this report. Veoneer’s annual report on 10-K, quarterly reports on Form 10‑Q, press releases, current reports on Form 8-K, proxy statement and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com. The earnings call webcast slide presentation is posted on our corporate website.
Reporting Structure - Veoneer is organized according to product areas around its two segments, Electronics, which includes Restraint Control Systems and Active Safety, and Brake Systems, which is the VNBS JV. Products are Veoneer’s primary focus in running and reporting its business, as well as its customer focus. Consequently, although Veoneer discloses sales by region in accordance with its reporting obligations to the SEC, the Company does not believe it is particularly helpful to investors and does not intend to provide regular quarterly analysis and reporting details on sales by region or other comparisons versus light vehicle production to those regions.
Carve-Out Reporting - The first half 2018 financial results for Veoneer have been prepared from the financial records of Autoliv, Inc. under specific carve-out basis accounting rules.
Accounting for Leases - Veoneer adopted ASU 2016-02, Leases (Topic 842), effective January 1, 2019, which is intended to increase transparency and comparability among organizations by recognizing lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The impact from the adoption of the standard was less than $1 million during the first quarter.
Order Book - The more than $19 billion order book as of December 31, 2018 was more than $3 billion higher than the same time the prior year. More than $2 billion of this order book is expected to be filled in 2019.
Next Report - The next earnings report for the second quarter of 2019 is planned for Friday, July 26, 2019.
Contacts:
Thomas Jonsson - EVP Communications & IR, +46 8 527 762 27 or thomas.jonsson@veoneer.com and Ray Pekar - VP Investor Relations, +1 248 794 4537 or ray.pekar@veoneer.com.

Definitions:
CPV - Content per Vehicle; LTM - Last Twelve Months; Order Book - Estimated total future sales attributable to documented new business awarded, based on estimated product volumes and pricing and exchange rates; Order Intake - Estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products, and exchange rates;   VNBS - Veoneer Nissin Brake Systems;  MoU - Memorandum of Understanding.
Other and Subsequent Events:
March 5 - Zenuity, Veoneer's JV for advanced driver assistance and autonomous driving software, announced an important milestone where in early 2020 the Polestar 2, an electric luxury vehicle, will be the first car model to introduce the Zenuity ADAS software system, including pilot assist, collision avoidance and connected safety. This vehicle will also utilize Veoneer hardware including radars, Gen4 mono vision with Veoneer deep learning algorithms and ADAS ECU.
March 27 - The Veoneer Board of Directors announced the nomination of Mark Duncan and Jonas Synnergren for re-election as independent Class I directors to serve until the Annual Shareholder Meeting in 2022.

Joint Ventures (JV):
VNBS - As previously disclosed, the Company has initiated under the JV agreement to find a solution to the current funding situation. Veoneer and Nissin Kogyo have entered into a non-binding MoU. The parties are working toward a definitive agreement that reflects the terms of the MoU. However, there can be no assurance that a definitive agreement can be reached.

Zenuity - Veoneer is currently in discussions with Volvo Cars, its Zenuity JV partner, regarding the development priorities of Zenuity in light of the market shift toward autonomous vehicle solutions. The outcome of these discussions may influence the level of funding and participation of Veoneer in the Zenuity JV, as well as future sharing of intellectual property and IP licenses.

This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 08:30 CET on Monday, April 29, 2019. Inquiries - Company Corporate website www.veoneer.com.

4 (8)     29 April 2019

Safe Harbor
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including without limitation, statements regarding management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.

New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; the ability of the Company to achieve the intended benefits from its separation from its former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our taxes; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in our quarterly report and the disclosures made in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2019.

For any forward-looking statements contained in this report or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Consolidated Income Statement	Three Months Ended March 31		Last 12 Months [3]	Full Year 2018 [3]
Dollars in millions, (except per share data)	2019	2018 [3]
Net sales	$494	$594	$2,128	$2,228
Cost of sales	(409)	(483)	(1,725)	(1,798)
Gross profit	$85	$112	$403	$430
Selling, general & administrative expenses	(52)	(31)	(177)	(156)
Research, development & engineering expenses, net	(156)	(106)	(516)	(466)
Amortization of intangibles	(5)	(5)	(22)	(23)
Other income (expense), net	—	15	4	18
Operating loss	$(128)	$(16)	$(308)	$(197)
Loss from equity method investment	(17)	(14)	(66)	(63)
Interest net	3	—	9	6
Loss before income taxes	$(142)	$(30)	$(365)	$(253)
Income tax expense	(6)	(7)	(41)	(42)
Net loss [1]	$(148)	$(37)	$(406)	$(294)
Less: Net loss attributable to non-controlling interest	(11)	(5)	(25)	(19)
Net loss attributable to controlling interest	$(137)	$(32)	$(381)	$(276)
Net loss per share – basic [2]	$(1.57)	$(0.36)	$(4.37)	$(3.17)
Weighted average number of shares outstanding in millions[2]	87.24	87.13	87.27	87.16
[1] Including Corporate and other sales. [2] Basic numbers of shares used to compute net loss per share. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from loss per share calculation. [3] 2018 figures for the first half of 2018 are according to Carve-out reporting from the Autoliv Spin-Off of Veoneer.

5 (8)     29 April 2019

Consolidated Balance Sheet	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018[1]	March 31, 2018[1]
Dollars in millions
Assets
Cash & cash equivalents	$715	$864	$919	$980	$—
Short-term investments	—	5	5	—	—
Receivables, net	364	376	428	426	504
Inventories, net	170	172	166	157	161
Related party receivable	43	64	72	84	—
Prepaid expenses and contract assets	39	39	33	29	41
Other current assets	21	22	25	23	—
Total current assets	$1,352	$1,543	$1,648	$1,699	$706
Property, plant & equipment, net	$521	$499	$456	$415	$398
Right of use assets, operating lease	70	—	—	—	—
Equity method investment	81	101	120	134	159
Goodwill	290	291	291	291	291
Intangible assets, net	96	102	102	109	121
Deferred tax assets	10	11	28	30	32
Related party notes receivable	—	1	—	—	—
Investments	8	8	7	5	—
Other non-current assets	91	77	75	66	54
Total assets	$2,519	$2,632	$2,728	$2,749	$1,761
Liabilities and equity
Accounts payable	$307	$369	$350	$229	$326
Related party payables	4	16	9	97	6
Accrued expenses	214	193	237	216	213
Income tax payable	7	9	10	12	42
Related party short-term debt	2	1	—	—	24
Other current liabilities	59	47	24	30	36
Total current liabilities	$593	$636	$630	$584	$646
Related party long-term debt	$13	$13	$12	$13	$36
Pension liability	20	20	19	19	14
Deferred tax liabilities	14	13	16	20	17
Operating lease non-current liabilities	53	—	—	—	—
Financial lease non-current liabilities[2]	33	1	1	1	1
Other non-current liabilities	25	24	10	10	9
Total non-current liabilities	$158	$70	$58	$63	$77
Equity
Common stock	$87	$87	$87	$87	$—
Additional paid-in capital	1,939	1,938	1,929	1,915	—
Accumulated deficit	(318)	(181)	(68)	—	—
Net Former Parent investment	—	—	—	—	917
Accumulated other comprehensive income (loss)	(30)	(19)	(12)	(13)	—
Total Equity	$1,678	$1,826	$1,936	$1,989	$917
Non-controlling interest	90	101	104	113	121
Total Equity and non-controlling interests	$1,768	$1,927	$2,040	$2,102	$1,038
Total liabilities, Equity and non-controlling interests	$2,519	$2,632	$2,728	$2,749	$1,761
[1]Carve-out reporting due to the spin from Autoliv, [2]The figures were reported as Other non-current liabilities for the last three quarters in 2018.

6 (8)     29 April 2019

Consolidated Cash Flow Statement	Three Months Ended March 31		Last 12 Months	Full Year 2018
Dollars in Millions	2019	2018
Operating activities
Net loss	$(148)	$(37)	$(405)	$(294)
Depreciation and amortization	29	28	112	111
Contingent consideration write-down	—	(14)	—	(14)
Other, net	27	6	75	54
Change in operating assets and liabilities	2	(61)	27	(36)
Net cash used in operating activities [1]	$(90)	$(79)	$(190)	$(179)
Investing activities
Net decrease in related party notes receivable	$—	$76	$—	$76
Capital expenditures	(59)	(31)	(216)	(188)
Equity method investment	—	(71)	—	(71)
Short-term investments mature into cash	5	—	(5)	(5)
Proceeds from sale of property, plant and equipment	—	2	3	4
Acquisition of intangible assets	—	—	(1)	(1)
Net cash used in investing activities	$(54)	$(25)	$(214)	$(185)
Financing activities
Net increase / (decrease) in related party short-term debt	$1	$23	$(21)	$1
Net increase in debt	1	—	1	—
Cash provided at separation by Former Parent	—	—	980	980
Net transfers from Former Parent	—	107	187	294
Net increase / (decrease) in related party long-term debt	—	(26)	(23)	(49)
Net cash provided by financing activities	$2	$104	$1,124	$1,226
Effect of exchange rate changes on cash and cash equivalents	(7)	—	(5)	2
Increase in cash and cash equivalents	$(149)	$—	$715	$864
Cash and cash equivalents at beginning of period	864	—	—	—
Cash and cash equivalents at end of period	$715	$—	$715	$864
[1] Operating Cash Flow is the equivalent to “Net cash provided by operating activities”.

Key Ratios	Three Months Ended March 31		Last 12 Months	Full Year 2018
Dollars in millions, (except where specified)	2019	2018
Gross Margin % [1]	17.2	18.8	18.9	19.3
SG&A %	(10.5)	(5.2)	(8.3)	(7.0)
RD&E %	(31.5)	(17.9)	(24.2)	(20.9)
Operating Margin % [2]	(25.9)	(2.7)	(14.5)	(8.8)
Depreciation and Amortization %	5.8	4.7	5.2	5.0
EBITDA % [3]	(20.1)	2.0	(9.3)	(3.9)
Capital Expenditures %	11.9	5.2	10.2	8.4
Net Working Capital [4]	44	60	44	42
Operating Cash flow [5]	(90)	(79)	(190)	(179)
Shareholders’ Equity [6]	1,678	917	1,678	1,826
Cash and Cash Equivalents	715	—	715	864
Weighted average number of shares outstanding (in millions) [6]	87.24	87.13	87.27	87.16
Loss per Share [7]	$(1.57)	$(0.36)	$(4.37)	$(3.17)
Total Shareholders’ Equity per Share	$19.23	$10.53	$19.23	$20.94
Number of Associates at period-end [8]	7,628	6,421	7,628	7,271
Number of Total Associates at period-end [9]	9,192	7,567	9,192	8,600
Days Receivables Outstanding [10]	67	71	73	74
Days Inventory Outstanding [11]	31	25	29	27
[1] Gross profit relative to sales. [2] Operating income relative to sales. [3] See EBITDA reconciliation to net income on page 8. [4] Total current assets excluding cash and cash equivalents minus total current liabilities. [5] Operating Cash flow is the equivalent to “Net cash provided by operating activities”. [6] Basic number of shares used to compute net loss per share. Participating share awards with right to receive dividend equivalents are (under the two-class method) excluded from the loss per share calculation. [7] Excluding non-controlling interest. [8] Employees with a continuous employment agreement, recalculated to full time equivalent heads. [9] Includes temporary hourly personnel. [10] Outstanding receivables relative to average daily sales. [11] Outstanding inventories relative to average daily sales.

7 (8)     29 April 2019

Non-U.S. GAAP Financial Measures
Non-U.S. GAAP financial measures are reconciled throughout this report.
In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company's sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company's business because the Company generates approximately 65% of sales, in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. Additionally, the Company has historically made several acquisitions and divestitures, although none that impacted the reporting periods in question. Organic sales and organic sales growth present the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates on the Company’s performance. The tables in this report present reconciliation of changes in the total U.S. GAAP net sales changes in organic sales growth.

The Company also uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization and including loss from equity method investment. The Company also uses Segment EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s EBITDA which has been further adjusted on a segment basis to exclude certain corporate and other items. We believe that EBITDA and Segment EBITDA are useful measures for management, analysts and investors to evaluate operating performance on a consolidated and reportable segment basis, because it assists in comparing our performance on a consistent basis. The tables below provide reconciliations of net income (loss) to EBITDA and Segment EBITDA.

The Company also uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) minus current liabilities. Management uses this measure to improve its ability to assess liquidity at a point in time. The table below provides a reconciliation of current assets and liabilities to net working capital.

Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

The forward-looking non-U.S. GAAP financial measure used in this report is provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of this measure because items that impact this measure, such as foreign currency exchange rates, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.

Reconciliations of U.S. GAAP to Non-U.S. GAAP Financial Measures
Net Loss to EBITDA	Three Months Ended March 31		Last 12 Months	Full Year 2018
Dollars in millions	2019	2018
Net Loss	$(148)	$(37)	$(406)	$(294)
Depreciation and amortization	29	28	112	111
Loss from equity method investment	17	14	66	63
Interest and other non-operating items, net	(3)	—	(10)	(7)
Income tax expense	6	7	41	42
EBITDA	$(99)	$12	$(197)	$(87)

Segment EBITDA	Three Months Ended March 31		Last 12 Months	Full Year 2018
Dollars in millions	2019	2018
Electronics	$(71)	$18	$(132)	$(43)
Brake Systems	(10)	1	(4)	7
Segment EBITDA	$(81)	$19	$(136)	$(36)
Corporate and other	(18)	(7)	(61)	(51)
EBITDA	$(99)	$12	$(197)	$(87)

Working Capital to Net Working Capital	March 31, 2019	March 31, 2018	December 31, 2018	June 30, 2018
Dollars in millions
Total current assets	$1,352	$706	$1,543	$1,699
Total current liabilities	593	646	636	584
Working capital	$759	$60	$907	$1,115
Cash and cash equivalents	(715)	—	(864)	(980)
Net working capital	$44	$60	$42	$135

8 (8)     29 April 2019